BLUEGREEN VACATIONS HOLDING CORPORATION AND BLUEGREEN VACATIONS CORPORATION ANNOUNCE CLOSING OF MERGER

-- BVH Now Owns 100% of Bluegreen --

BOCA RATON, Florida -- May 5, 2021 – Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) (“BVH”) and Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen”) announced today that BVH has consummated its acquisition of all of the approximately 7% of the outstanding shares of Bluegreen’s Common Stock not previously beneficially owned by BVH pursuant to a statutory, short-form merger under Florida law effected on May 5, 2021. As a result of the merger, Bluegreen has become an indirect, wholly owned subsidiary of BVH, and Bluegreen’s shareholders (other than BVH) are entitled to receive 0.51 shares of BVH’s Class A Common Stock for each share of Bluegreen’s Common Stock that they held at the effective time of the merger.  Pursuant to the plan of merger, any fractional share of BVH’s Class A Common Stock otherwise resulting from the application of the exchange ratio in the merger will be rounded up to the nearest whole share. As a result of the closing of the merger, Bluegreen’s Common Stock will be suspended from trading on the New York Stock Exchange prior to the opening of trading on May 6, 2021 and will no longer be publicly traded.

“As of the close of business today, BVH will own 100% of Bluegreen and BVH will be a ‘pure play’ company in the timeshare space,” commented Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation. “We believe that going forward this will end confusion in the market as BVH’s results will now reflect 100% of Bluegreen’s results and will address the inefficiencies of two public companies.”

In connection with the merger, BVH’s June 2020 Rights Agreement with American Stock Transfer & Trust Company, LLC, as Rights Agent, was amended to expire upon consummation of the merger. As a result, the preferred share purchase rights previously issued under the Rights Agreement have become null and void, and no preferred share purchase rights will be attached to, or otherwise accompany, the shares of BVH’s Class A Common Stock to be issued in the merger. BVH is taking steps under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to de-register the preferred share purchase rights issued under the Rights Agreement and to delist those preferred share purchase rights from the NYSE. These actions to de-register and delist the preferred share purchase rights are simply administrative in nature and will have no effect on BVH’s Class

A Common Stock or Class B Common Stock, which will continue to trade on the NYSE and the OTCQX, respectively, and remain registered under the Exchange Act.

About Bluegreen Vacations Holding Corporation: Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a Florida-based holding company whose sole investment is its ownership of 100% of Bluegreen Vacations Corporation (NYSE: BXG). For additional information, please visit www.BVHCorp.com.

About Bluegreen Vacations Corporation: Bluegreen is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties. Bluegreen Vacations Corporation is an indirect, wholly owned subsidiary of Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB), a Florida-based holding company. For further information about Bluegreen Vacations Corporation, please visit www.BluegreenVacations.com.

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Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements may be identified by the use of words or phrases such as "plans," "believes," "will," "expects," "anticipates," "intends," "estimates," "our view," "we see," "would" and words and phrases of similar import. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to the merger described herein, including that the benefits expected from the merger may not be realized to the extent anticipated or at all. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results. Reference is also made to the risks and uncertainties contained in reports filed by BVH and Bluegreen with the SEC, including the "Risk Factors" sections thereof, which may be viewed on the SEC's website at www.sec.gov. The companies caution that the foregoing factors are not exclusive. Neither company undertakes, and each of them specifically disclaims any obligation to, update or supplement any forward-looking statements.

Bluegreen Vacations Holding Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com